Exhibit 99

    Marine Products Corporation Reports Record 2003 Third Quarter Results

     - Net sales increased by 8.1 percent over prior year
     - Earnings per share increased by 31.6 percent over prior year

    ATLANTA, Oct. 29 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter and nine months ended September 30, 2003. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and sport fishing boats by Robalo.
    For the quarter ended September 30, 2003, Marine Products generated net sales of $44,903,000, the highest third quarter net sales in its history, and an 8.1 percent increase compared to $41,551,000 last year. The increase in net sales was due to a 6.6 percent increase in the average selling price per boat and parts and accessories sales, and a 1.5 percent increase in the number of boats sold. The increase in average selling prices was due to a favorable model mix and price increases implemented in the new model year. Gross profit for the quarter was $11,503,000, an 18.6 percent increase over the same period in 2002. Gross profit as a percentage of sales was 25.6 percent, an increase of 2.3 percentage points compared to the third quarter of 2002. The improvement in gross profit as a percentage of net sales was due to higher unit sales volumes of larger boats during the period and the effect of price increases.
    Operating income for the quarter was $6,566,000, a 26.0 percent increase compared to the third quarter last year. This increase over the prior year was due to higher gross profit, partially offset by higher selling, general and administrative expenses during the period. The increases in selling, general and administrative expenses include warranty expense, which has increased during the past year and varies with net sales, as well as advertising and sales commission expenses.
    Net income for the quarter ended September 30, 2003 was $4,459,000, a 33.5 percent increase compared to $3,340,000 in the prior year. Net income increased due to higher operating income and a lower effective income tax rate. The effective tax rate was 32.9 percent for the quarter due to the effect of reducing the estimated effective tax rate for the full year during the third quarter from 36 percent to 35 percent. This compares to an effective tax rate of 38 percent in the prior year. The effective rate change increased net income by $342,000 or $0.02 per diluted share. Diluted earnings per share for the quarter were $0.25, a 31.6 percent increase compared to $0.19 diluted earnings per share in the prior year. During the quarter, the Company repurchased 6,200 shares of its common stock for cash on the open market under its stock buyback program.
    Net sales for the nine months ended September 30, 2003 were $146,961,000, a 15.7 percent increase from the first nine months of fiscal 2002. Net income for the nine-month period increased 44.2 percent to $13,614,000 or $0.76 diluted earnings per share compared to $9,438,000 or $0.53 diluted earnings per share last year.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The third quarter of 2003 was another record quarter for Marine Products Corporation, continuing the strong performance of the first half of this year. Our annual Chaparral and Robalo dealer conferences were held in August and September, and the response from our dealers was very positive. Key to driving growth in this business is a continual stream of updated products with different styling and options. To this end, we introduced five new Chaparral models for our 2004 model year and two new Robalo models."
    Hubbell continued, "Our average unit sales price rose during the quarter, partially due to higher unit sales of larger boats in our Robalo product line. We also implemented two percent price increases for our 2004 model year to cover increased costs. In addition, we sold more Sunesta Deckboats and Signature Cruisers in the third quarter of 2003 than in 2002; these models carry higher overall average sales prices compared to the higher volume SSi Sportboat models. Robalo accounted for seven percent of net sales this quarter. The model line at Robalo currently totals eight models, with two additional models in development for later in this model year, and this more complete product offering will help us to improve and expand the Robalo dealer network.
    "We attribute some of our continued success to favorable financing terms for boat purchasers, making it easier for consumers to purchase larger boats and upgraded models. While Marine Products is not involved in financing consumer boat purchases, we benefit from a low-interest rate environment as the number and size of boats sold increases. We also attribute some of our success to a post September 11 effect that has resulted in boating consumers spending their leisure time and money closer to home, in a controlled environment, avoiding air travel and large population centers.
    "Chaparral's dealer inventory levels are lower than last year, due to strong retail sales through our dealer network. We are pleased with the demand for our 2004 models, which debuted at our dealer conference in August. We feel confident that this year's product offerings will help us to continue the expansion of Chaparral's market share in the sterndrive 18-35 foot category, which reached 8.35 percent for the first half of 2003. We are also pleased to report a continued strong financial position, which we intend to use to take advantage of future growth opportunities."
    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit www.marineproductscorp.com .
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, sustain our market share, build long-term shareholder value, and improve and expand the Robalo dealer network. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2002.

     For information contact:
     BEN M. PALMER                    JIM LANDERS
     Chief Financial Officer          Corporate Finance
     404.321.7910                     404.321.2162
     irdept@marineproductscorp.com


     MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) Periods ended September 30, (Unaudited)

                        Third Quarter                  Nine Months
                        2003      2002    BETTER    2003      2002     BETTER
                                         (WORSE)                      (WORSE)

     Net Sales        $44,903   $41,551    8.1%  $146,961   $127,068    15.7%
     Cost of Goods
      Sold             33,400    31,853   (4.9)   109,815     98,789   (11.2)
     Gross Profit      11,503     9,698   18.6     37,146     28,279    31.4
     Selling, General
      and
      Administrative
      Expenses          4,937     4,487  (10.0)    16,611     13,553   (22.6)
     Operating Income   6,566     5,211   26.0     20,535     14,726    39.4
     Interest Income       75       176  (57.4)       410        496   (17.3)
     Income Before
      Income Taxes      6,641     5,387   23.3     20,945     15,222    37.6
     Income Tax
      Provision         2,182     2,047   (6.6)     7,331      5,784   (26.7)
     NET INCOME        $4,459    $3,340   33.5%   $13,614     $9,438    44.2%

     EARNINGS PER SHARE
       Basic            $0.26     $0.20   30.0%      $0.81      $0.56    44.6%
       Diluted          $0.25     $0.19   31.6%      $0.76      $0.53    43.4%

     AVERAGE SHARES
      OUTSTANDING
       Basic           16,937    16,975             16,908     16,944
       Diluted         17,898    17,968             17,858     17,909


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
    CONSOLIDATED BALANCE SHEETS
    At September 30, (Unaudited)                        (in thousands)
                                                    2003              2002
    ASSETS
    Cash and cash equivalents                      $21,629           $16,258
    Marketable securities                            1,689             1,361
    Accounts receivable, net                         6,784             4,202
    Inventories                                     19,890            16,856
    Federal income taxes receivable                  1,265               -
    Deferred income taxes                            1,979             2,304
    Prepaid expenses and other current
     assets                                            816               507
      Total current assets                          54,052            41,488
    Property, plant and equipment, net              17,955            14,286
    Intangibles, net                                 3,828             3,868
    Marketable securities                            5,557             6,495
    Other assets                                     1,366               430
      Total assets                                 $82,758           $66,567

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                                $4,534            $2,213
    Federal income taxes payable                       -               1,203
    Other accrued expenses                           7,559             7,693
      Total current liabilities                     12,093            11,109
    Long term pension liability                      1,277               388
    Deferred taxes                                   2,538               713
    Other liabilities                                  150               150
      Total liabilities                             16,058            12,360
    Common stock                                     1,715             1,714
    Capital in excess of par value                  36,574            38,387
    Earnings retained                               28,637            14,466
    Deferred compensation                             (256)             (360)
    Accumulated comprehensive income                    30               -
      Total stockholders' equity                    66,700            54,207
      Total liabilities and stockholders'
       equity                                      $82,758           $66,567


     MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
     NINE MONTHS ENDED SEPTEMBER 30, (Unaudited)
     (In Thousands)
                                                    2003              2002

    Operating Activities:
       Net income                                  $13,614            $9,438
          Depreciation and amortization              1,741             1,537
          Other non-cash charges to
           earnings                                  2,403                30
          Changes in working capital                (5,681)           (1,964)
            Net cash provided by
             operating activities                   12,077             9,041

    Investing Activities:
      Capital expenditures                          (3,372)           (1,364)
      Other investing activities                      (603)            5,403
           Net cash (used for) provided
            by investing activities                 (3,975)            4,039

    Financing Activities:
      Payment of dividends                          (2,051)           (1,027)
      Cash paid for common stock
       purchased and retired                        (2,271)           (1,100)
      Other financing activities                       569               352
           Net cash used for financing
            activities                              (3,753)           (1,775)

      Net increase in cash and cash
       equivalents                                   4,349            11,305
      Cash and cash equivalents at
       beginning of period                          17,280             4,953
      Cash and cash equivalents at end of
       period                                      $21,629           $16,258

SOURCE  Marine Products Corporation
    -0-                             10/29/2003
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or email, irdept@marineproductscorp.com, or Jim Landers, Corporate Finance, +1-404-321-2162, both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com/
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR LEI SPT
SU:  ERN